Exhibit 99.1

February 17, 2010

Press Release

Kentucky Bank Parent Announces Dividend

Paris, Kentucky - Kentucky Bancshares, Inc., parent holding company for Kentucky Bank, announced today the quarterly dividend to shareholders. The payout will be 21 cents per share, up from 20 cents for the previous quarter. This payment will be made March 31 to shareholders of record March 19, 2010.

Kentucky Bank is headquartered in Paris and also has offices in Cynthiana, Georgetown, Morehead, Nicholasville, Sandy Hook, Versailles, Wilmore, and Winchester. It ranks 15th in size among the state's 180 banks. Shares of the parent holding company trade over the counter and are reported on the OTC Bulletin Board. The symbol is KTYB.OB.

Contact:  Gregory J. Dawson
          Chief Financial Officer